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                                                                    EXHIBIT 4.17

                             SUPPLEMENTAL INDENTURE

                  This Supplemental Indenture is made as of December 17, 1999 by and between Olympia Financial Corp., a Delaware corporation, and The Bank of New York, a New York banking corporation.

                                   WITNESSETH

                  WHEREAS, ONBANCorp, Inc., predecessor in interest to Olympia Financial Corp., and The Bank of New York, as trustee, (in such capacity, the "Indenture Trustee") previously entered into an Indenture dated as of February 4, 1997 (the "Indenture") to provide for the issuance from time to time of unsecured junior subordinated debt securities in series; and

                  WHEREAS, ONBANCorp, Inc. has been merged with and into Olympia Financial Corp.; and

                  WHEREAS, the Administrators of OnBank Capital Trust I have changed the name of that trust to "M&T Capital Trust III;" and

                  WHEREAS, Olympia Financial Corp and the Indenture Trustee desire to amend the Indenture to provide for the change of the name of ONBANCorp, Inc. to "Olympia Financial Corp."

                  NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party to this Amendment, for the benefit of the other parties and for the benefit of the Holders, hereby amends the Indenture, and agrees, intending to be legally bound, as follows:

SECTION 1.  DEFINITIONS.

                  1.1. For all purposes of this Amendment, except as otherwise expressly provided, terms used but not defined in this Amendment shall have the meanings assigned to them in the Indenture.

                  1.2. The words "ONBANCorp, Inc." are hereby amended to read "Olympia Financial Corp." in each place they appear in the Indenture.

                  1.4. The words "OnBank Capital Trust I" are hereby amended to read "M&T Capital Trust III" in each place they appear in the Indenture.


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SECTION 2.  MISCELLANEOUS.

                  2.1. CONTINUING AGREEMENT. The Indenture shall not be amended by this Amendment except as specifically provided in this Amendment and, amended as so specifically provided, the Indenture shall remain in full force and effect. References in the Indenture to "this Indenture" shall be deemed to be references to the Indenture as amended by this Amendment.

                  2.2. CONFLICTS. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

                  2.3. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

                  2.4. HEADINGS, ETC. The headings of the sections of this Amendment have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

                  IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the day and year first above written.

                                  OLYMPIA FINANCIAL CORP.


                                  By:   /S/ Michael P. Pinto
                                  --------------------------------------
                                     Michael P. Pinto
                                     Chairman of the Board and President

                                  THE BANK OF NEW YORK
                                  as Trustee, and not in its individual capacity

                                  By:  /S/ Iliana A. Arciprete
                                  --------------------------------------
                                     Iliana A. Arciprete
                                     Assistant Treasurer


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